Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 30, 2026, with respect to the financial statements of InoBat B.V. included in the Proxy Statement of Cartesian Growth Corporation II that is made a part of Amendment No. 1 to the Registration Statement (Form F-4 No. 333-299103) and related Prospectus of InoBat B.V. for the registration of its common shares and public warrants.

/s/ Ernst & Young AS

Oslo, Norway

September 30, 2026